EXHIBIT 99.1
MONARCH COMMUNITY BANCORP, INC.
ANNOUNCES SECOND QUARTER 2011 EARNINGS
COLDWATER, MICHIGAN, August 3, 2011 — Monarch Community Bancorp, Inc. (Nasdaq Capital Market: MCBF), the parent company of Monarch Community Bank, today announced a loss for the quarter ended June 30, 2011 of ($70,000) based on net loss available to common shareholders compared to a net loss available to common shareholders of ($6.9 million) for the quarter ended June 30, 2010. Basic and diluted losses per share for the quarter ended June 30, 2011 were ($.04) compared to ($3.49) for the same period in 2010. Monarch Community Bancorp also reported net income for the first six months of 2011 of $40,000 compared to a net loss of ($8.2 million) for the same period a year ago. Basic and diluted losses per share for the six months ended June 30, 2011 were $.02 compared to ($4.16) for the same period in 2010.
“We are pleased with the continued positive trajectory of the bank’s performance,” stated Rick DeVries, President and CEO. “We have completed three comprehensive external loan reviews over the last twelve months, with no recommendations for additional loan loss provisions or charge-offs. In addition, our total non-performing assets have declined from $27.3 million at June 30, 2010 to $15.2 million at June 30, 2011. That constitutes a 44% drop in non-performing assets over a 12 month period, and is reflective of our constant focus on improving credit quality.”
“In addition to improving credit quality, we increased our sources of fee income through the opening of two new residential mortgage origination offices in Kalamazoo and Okemos, Michigan. Management is evaluating additional sites for mortgage origination offices in markets with attractive demographic factors.”
Total interest income decreased from $3.2 million in the second quarter of 2010 to $2.7 million in the second quarter of 2011. This $492,000 decrease is largely due to a decrease in total loans from period to period. Total interest expense declined $408,000 from $1.4 million in the second quarter of 2010 to $977,000 in the second quarter of 2011. This was due to the overall cost of funds decreasing by 51 basis points and a decrease in higher cost Federal Home loan Bank advances. The combined effect of these changes resulted in net interest income decreasing from $1.9 million for the second quarter in 2010 to $1.8 million in the second quarter of 2011.
The net interest margin for the second quarter of 2011 increased 17 basis points to 3.00% compared to 2.83% for the same period in 2010. The improvement in the margin is largely due to the decline in cost of funds as the management continues to monitor cost of funds. Management believes that the cost of funds will continue to decline as higher cost funding sources are eliminated or reduced. The decrease in nonperforming loans and the reduced associated nonaccrual interest adjustment have also significantly impacted the margin. The yield on loans has increased from 5.61% in the second quarter of 2010 to 5.88% for the same period in 2011.
Net interest income after the provision for loan losses increased $7.0 million, for the three months ended June 30, 2011 compared to the same period in 2010. For the three months ended June 30, 2010, the Bank recorded a provision for loan losses of $7.0 million where no provision was recorded in the second quarter of 2011. The reduced level of provision was attributable to the continued decrease in non-performing assets and decrease in net charge off activity. The Company continues to monitor real estate dependent loans and focus on asset quality. Non-performing assets totaled $15.2 million at the end of the second quarter of 2011, a decrease of $12.1 million from June 30, 2010. Net charge offs for the quarter ended June 30, 2011 were $598,000 compared to $1.1 million for the same period in 2010. Year to date 2011 net charge offs totaled $1.6 million compared to $3.5 million for the same period a year ago.
Non-interest income for the quarter ended June 30, 2011 decreased $126,000, or 14.75%, from $854,000 to $728,000 compared to the same period a year ago. This decrease is attributable to a decrease in fees from overdraft protection, and other income, offset by an increase in gain on sale of loans. Non-interest income for the six months ended June 30, 2011 decreased $152,000, or 7.9%, compared to the same period in 2010.
Noninterest expense decreased $8,000, or .32% for the quarter ended June 30, 2011 compared to the same period a year ago. Salaries and employee benefits decreased $66,000. The decline in personnel expense was primarily attributable to a decline in general staffing. Professional services decreased $59,000 primarily due to decreases in legal fees associated with nonperforming loans. Foreclosed property expense increased $86,000 for the quarter due to an increase in additional write down of other repossessed property and increased expenses from maintenance costs and taxes on a higher level of properties in other repossessed property. All other expenses increased $31,000. Noninterest expense decreased $139,000, or 2.8%, for the six months ended June 30, 2011 compared to the same period ending a year ago
Total assets were $243.0 million at June 30, 2011 compared to $256.9 million at December 31, 2010. Total loans decreased $14.6 million (8.0%), to $168.1 million at June 30, 2011 from $182.8 million at December 31, 2010. Deposits decreased $8.3 million, or (4.0%), to $197.8 million during the second quarter from $206.0 million at of the end of 2010.
Stockholders’ equity increased to $12.2 million at June 30, 2011 compared to $12.0 million at December 31, 2010. The Bank must meet certain minimum capital requirements to satisfy federal and state laws. Monarch Community Bank’s capital ratios for June 30, 2011 were as follows, tier 1 leverage ratio: 4.75% and total risk based ratio: 8.89. In May of 2010, the Bank agreed with FDIC to develop a plan to increase its tier 1 leverage ratio to 9% and total risk based ratio to 11%. The Bank is pursuing all opportunities to raise capital and was considered adequately capitalized according to the FDIC definition as of June 30, 2011.
Monarch Community Bank is headquartered in Coldwater,, Michigan and operates five full service retail offices in Branch, Calhoun and Hillsdale counties.
For additional information, visit Monarch Community Bancorp’s website at www.monarchcb.com.

Contacts:
Richard J. DeVries, CEO	Rebecca S. Crabill, CFO
(517) 279-3978	(517) 279-3956

Monarch Community Bancorp, Inc
Condensed Balance Sheets
(Unaudited)

	June 30,
	2011	2010
Assets
Cash and cash equivalents	$44,280	$41,974
Investments	13,780	15,341
Loans	169,204	183,461
Other assets	15,749	16,092

Total Assets	$243,013	$256,868

Liabilities and Stockholders’ Equity
Liabilities
Deposits	$197,754	$206,028
Borrowings	30,350	$36,350
Other liabilities	2,757	2,472

Total Liabilities	230,861	244,850
Stockholders’ equity	12,152	12,018

Total Liabilities and Stockholders’ Equity	$243,013	$256,868

Monarch Community Bancorp, Inc.
Condensed Statements of Income
(Unaudited)

	For the Six Month Period
	Ended June 30,
	2011	2010
Interest Income	5,551	6,723
Interest Expense	2,010	2,843

Net Interest Income	3,541	3,880
Provision for Loan Losses	263	8,884

Net Interest Income After Provision for Loan Losses	3,278	(5,004)
Noninterest Income	1,774	1,926
Noninterest Expense	4,835	4,974
Income - Before income taxes	217	(8,052)
Income Taxes	—	—

Net Income	$217	$(8,052)

Earnings Per Share
Basic	$0.02	$(4.16)
Diluted	$0.02	$(4.16)

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